Exhibit 99.1

NEWS RELEASE	CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE REPORTS RESULTS FOR FIRST QUARTER 2019

Operational initiatives deliver improvement in SG&A and free cash flow
Reaffirms full year 2019 guidance and long-term objectives

ELYRIA, Ohio - (May 6, 2019) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today reported results for the quarter ended March 31, 2019.

Key Metrics (1Q19 versus 1Q18*)

•
Reported net sales decreased 5.8% to $223.4 million and constant currency net sales(a) decreased 1.4% as growth in mobility and seating and lifestyle products was more than offset by expected declines in respiratory products. Excluding respiratory products, constant currency sales grew 3.0% on a consolidated basis.

•	Gross margin as a percentage of net sales decreased 60 basis points to 27.5% driven primarily by unfavorable sales mix and foreign exchange, in Europe.

•	Constant currency SG&A(b) improved by $3.7 million, or 5.2%, driven primarily by cost reductions implemented in 2018.

•	Operating loss improved by $0.7 million to $4.5 million, primarily related to reduced SG&A expense partially offset by lower gross profit.

•	GAAP loss per share was $0.42 as compared to $0.43. Adjusted net loss per share(c) was $0.32 as compared to $0.35.

•	Free cash flow(d) usage improved $2.3 million to usage of $24.4 million due primarily to a net improvement in operating loss.

•	Adjusted EBITDA(e) improved by $0.4 million to $1.5 million, driven by a lower operating loss.
In the first quarter of 2019, the company reassessed the alignment of its reporting segments and concluded that the North America/Home Medical Equipment (NA/HME) and Institutional Products Group (IPG) segments should be combined into a single operating segment, now referred to as North America. This change better reflects how the company manages, allocates resources and assesses performance of the businesses contained in the new North America segment. Additionally, the company reassessed the activity of the businesses in its former Asia/Pacific segment and concluded that the Asia Pacific businesses should now be reported as part of the All Other segment, since those businesses, individually and collectively, are not large enough relative to the company's overall business to merit disclosure as a separate reporting segment. The company expects that these changes will provide improved transparency of the company’s business results to its shareholders, and better align with how the company manages its businesses. Segment results for the first quarter of 2018 have been reclassified to reflect the realignment of the company’s reporting segments and be comparable to the segment results for the first quarter of 2019.

Key Financial Results

(in millions USD)	1Q19	1Q18	$ Change	% Change
Net Sales	$223.4	$237.1	$(13.6)	(5.8)%
Constant Currency Net Sales	$233.8	$237.1	$(3.3)	(1.4)%
Gross Margin % of Net Sales	27.5%	28.1%		(60) bps
Gross Profit	$61.5	$66.5	$(5.1)	(7.6)%
Constant Currency SG&A	$67.5	$71.3	$(3.7)	(5.2)%
Operating Loss	$(4.5)	$(5.1)	$0.7	13.0%
Free Cash Flow	$(24.4)	$(26.7)	$2.3	8.7%
Adjusted EBITDA	$1.5	$1.1	$0.4	36.5%
* Date format is quarter and year in each instance.
Executive Summary
Reflecting on the first quarter results, Matt Monaghan, chairman, president and chief executive officer, commented "Overall, we are pleased with our results, considering that the first quarter is usually our slowest in terms of sales, due to typical seasonality. We realized constant currency sales growth excluding respiratory products where we expected softness due to changes in reimbursement. Early results, such as improvements in both operating loss and Adjusted EBITDA, indicate that our plan is progressing towards our 2020 goals.
"Our European business returned to growth as we realized constant currency net sales growth in mobility and seating and lifestyle products. While gross margin was negatively impacted by unfavorable foreign exchange, gross margins are expected to improve as we operationalize the production transfers that temporarily resulted in margin weakness, unfavorable manufacturing variances and higher levels of inventory in the past few quarters.
"In North America, we are encouraged by trends that suggest results will strengthen over the balance of 2019, in spite of expected weakness in the respiratory market, where we expect similar declines in revenue for the rest of the year. Mobility and seating net sales grew modestly with major customer groups, tempered by a challenging sales environment underscored by various external factors impacting the segment, including the impact of tariffs and reimbursement changes as discussed in the third quarter earnings release which primarily impacted respiratory products. We believe we are well-positioned to accelerate the business moving forward based on an extensive pipeline of new product introductions, good relationships with key customers and continued investment in the sales talent and infrastructure.
"Overall, we made great progress in our cost reduction efforts, took actions to successfully mitigate the majority of the impact of tariffs, and will continue to invest in systems and processes that are intended to improve customers' experiences, simplify the business, reduce overhead costs and ultimately result in improved financial results. Our transformation plan remains on track as our performance during the quarter and our outlook for the remainder of the year give us the confidence to reaffirm our prior guidance."
Commenting on the financial results, Kathy Leneghan, senior vice president and chief financial officer, stated "Our first quarter results demonstrate a continued focus on managing expenses and working capital, specifically inventory management, and positioning the business for sustainable growth and improved profitability. We have a clear line of sight into continued improvement and building momentum throughout 2019.
"For the quarter, free cash flow usage improved compared to the prior year. As previously guided, we expect full year free cash flow usage will be at or below $25 million and expect sequential quarterly improvement during 2019 as we reduce our operating loss, and manage working capital, including significant reduction in inventory levels. We are committed to achieving our 2019 guidance of at least $20 million Adjusted EBITDA, as well as our long-term goal of Adjusted EBITDA run rate of $85 - $105 million by year-end 2020."

1Q19 Segment Results versus 1Q18

(in millions USD)	Net Sales				Operating Income (Loss)
	1Q19	1Q18	Reported % Change	Constant Currency % Change	1Q19	1Q18	% Change
Europe	$124.8	$131.3	(4.9)%	1.9%	$5.8	$6.6	(12.3)%
North America	86.2	94.7	(8.9)	(8.5)	(4.4)	(6.5)	33.0
All Other	12.3	11.1	11.3	19.9	(5.2)	(4.8)	(8.1)%

Europe - Constant currency net sales increased 1.9% driven by increases in mobility and seating and lifestyle product sales partially offset by decreased sales of respiratory products. Operating income decreased $0.8 million principally due to unfavorable sales mix and unfavorable foreign exchange partially offset by lower SG&A expenses driven primarily by lower employment costs. The negative impact from foreign currency translation was $0.7 million.

North America - Constant currency net sales decreased 8.5%. While mobility and seating product net sales increased slightly, respiratory product sales were significantly lower by 7.7 million or 34.9%, due to the impact of reimbursement changes, as anticipated. Operating loss improved by 33.0% primarily due to improved gross margin and reduced SG&A expense, both the result of cost reductions. Gross margin improved despite the negative impact of tariffs and related material cost increases of approximately $0.4 million in 1Q19.

All Other - Constant currency net sales, which relate entirely to the Asia Pacific region, increased 19.9% driven by increases in all product categories, including particularly strong growth in mobility and seating products. Operating loss increased $0.4 million primarily driven by higher warranty expense in the Asia Pacific businesses. Operating loss for All Other includes the operating income of the Asia Pacific businesses offset by unallocated SG&A expenses and intercompany eliminations, which do not meet the quantitative criteria for determining reportable segments.

Financial Condition

The company's cash and cash equivalents balances were $91.9 million and $116.9 million at March 31, 2019, and December 31, 2018, respectively. The decrease in cash was the result of normal operations and continued investment in our transformation strategy.

Free cash flow usage improved by $2.3 million compared to 1Q18, or 8.7%, to usage of $24.4 million, and is in line with previous guidance. The improvement was primarily related to reduced operating loss and lower capital expenditures. In addition, while inventory purchases were less in 1Q19 as compared to 1Q18, this benefit was offset by lower accounts payable. Historically, free cash flow usage in the first quarter is impacted by the payment of annual customer rebates earned during the prior year and increased inventory investment related to seasonality of the net sales patterns.
Reaffirms Full Year 2019 Guidance and Long-Term Objectives

For the full year 2019 the company continues to expect:

•	Adjusted EBITDA of at least $20 million; and

•	Free cash flow usage at or below $25 million

The company reaffirms it expects to achieve an Adjusted EBITDA run-rate of $85-$105 million by year-end 2020 with a combination of low single-digit sales growth, gross margin improvements and substantial cost reductions. Certain product lines may be discontinued to focus investment on higher margin profitable areas of growth. The company participates in growing markets and believes its long-term economic potential remains strong.

The company believes that a return to positive Adjusted EBITDA driven by operational performance and its balance sheet will support the company's transformation plans and enable the company to address future debt maturities.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its first quarter 2019 financial results on Tuesday, May 7, 2019 at 8:30 AM ET. Those wishing to participate in the live call should dial 800-263-0877, or for international callers 323-794-2094, and enter Conference ID 1983322. A simultaneous webcast of the call will be accessible at https://ctevents.webex.com/ctevents/onstage/g.php?MTID=e99555d0040ebd9a75fb302c928e279cd. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID Code 1983322, through May 14, 2019. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

Upcoming Investor Events

•	July 9, 2019 - CJS New Summer Ideas Conference (New York)

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures, and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease, age related, bariatric) conditions. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia Pacific. For more information about the company and its products, visit the company's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including the adverse impacts of new tariffs or increases in commodity prices or freight costs; adverse changes in government and third-party payor reimbursement levels and practices in the U.S.; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental investigations or enforcement actions, including the investigation of pricing practices of one of the company’s former rentals businesses; lack of market acceptance of the company's new product innovations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, in particular the key elements of its enhanced transformation and growth plan; possible adverse effects on the company’s liquidity, including the company's ability to address future debt maturities, that may result from delays in the implementation of, any failure to realize benefits from, its current and planned business initiatives, including its enhanced transformation and growth plan; any failure to achieve anticipated improvements in segment operating loss or convert high inventory levels to cash; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF LOSS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended
	March 31
	2019	2018
Net sales	$223,419	$237,060
Cost of products sold	161,964	170,543
Gross Profit	61,455	66,517
Selling, general and administrative expenses	65,241	71,264
Charges related to restructuring activities	692	401
Operating Loss	(4,478)	(5,148)
Net loss (gain) on convertible debt derivatives	273	(103)
Interest expense - net	7,185	6,713
Loss before Income Taxes	(11,936)	(11,758)
Income tax provision	1,950	2,350
Net Loss	(13,886)	(14,108)

Net Loss per Share—Basic	$(0.42)	$(0.43)

Weighted Average Shares Outstanding—Basic	33,304	32,911

Net Loss per Share—Assuming Dilution *	$(0.42)	$(0.43)

Weighted Average Shares Outstanding—Assuming Dilution	33,317	33,799
__________
* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE
TO ADJUSTED NET LOSS PER SHARE(c)

(In thousands, except per share data)	Three Months Ended
	March 31
	2019	2018
Net loss per share - assuming dilution*	$(0.42)	$(0.43)
Weighted average shares outstanding- assuming dilution	33,304	32,911
Net loss	(13,886)	(14,108)
Income tax provision	1,950	2,350
Loss before Income Taxes	(11,936)	(11,758)
Amortization of discount on convertible debt	3,099	2,786
Net loss (gain) on convertible debt derivatives	273	(103)
Adjusted Loss before Income Taxes	(8,564)	(9,075)
Adjusted Income Taxes	1,950	2,350
Adjusted Net Loss(g)	$(10,514)	$(11,425)

Weighted Average Shares Outstanding - Assuming Dilution	33,304	32,911
Adjusted Net Loss per Share(c) - Assuming Dilution*	$(0.32)	$(0.35)
__________
Adjusted net loss per share (Adjusted EPS) and adjusted net loss are non-GAAP financial measures, which are defined at the end of this press release.

*Net loss per share assuming dilution and adjusted net loss per share(c) assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA(e)

	Three Months Ended
(In thousands)	March 31
	2019	2018
Net Loss	$(13,886)	$(14,108)
Income tax provision	1,950	2,350
Interest expense - net	7,185	6,713
Net loss (gain) on convertible debt derivatives	273	(103)
Operating Loss	(4,478)	(5,148)
Depreciation and amortization	3,898	4,111
EBITDA	(580)	(1,037)
Charges related to restructuring activities	692	401
Stock-based compensation expense	1,430	1,766
Adjusted EBITDA(e)	$1,542	$1,130

__________
"Adjusted EBITDA(e)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in two primary business segments: North America and Europe with each selling the company's primary product categories, which includes: lifestyle, mobility and seating and respiratory therapy products. Sales in Asia Pacific are reported in All Other and include products similar to those sold in North America and Europe. Intersegment revenue for reportable segments was $27,116,000 and $33,109,000 for the three months ended March 31, 2019 and March 31, 2018, respectively. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended
(In thousands)	March 31
	2019	2018	Change
Revenues from external customers
Europe	$124,844	$131,314	$(6,470)
North America	86,244	94,669	(8,425)
All Other (sales in Asia Pacific)	12,331	11,077	1,254
Consolidated	$223,419	$237,060	$(13,641)

Operating income (loss)
Europe	$5,782	$6,594	$(812)
North America	(4,379)	(6,540)	2,161
All Other*	(5,189)	(4,801)	(388)
Charge related to restructuring activities	(692)	(401)	(291)
Consolidated operating loss	(4,478)	(5,148)	670
Net (loss) gain on convertible debt derivatives	(273)	103	(376)
Net Interest expense	(7,185)	(6,713)	(472)
Loss before income taxes	$(11,936)	$(11,758)	$(178)

__________
* “All Other” consists of operating income associated with the company's businesses in the Asia Pacific region and unallocated corporate selling, general and administrative expenses and intersegment eliminations, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following table provides net sales change as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)) for the three-month period referenced below. The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended March 31, 2019 compared to March 31, 2018:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	(4.9)%	(6.8)%	1.9%
North America	(8.9)	(0.4)	(8.5)
All Other (sales in Asia Pacific)	11.3	(8.6)	19.9
Consolidated	(5.8)	(4.4)	(1.4)

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT SEQUENTIAL NET SALES (UNAUDITED)

The following tables provide net sales at reported rates for the quarters ended March 31, 2019 and December 31, 2018, respectively, and net sales for the quarter ended March 31, 2019 and December 31, 2018, respectively, as translated at the foreign exchange rates for the quarter ended March 31, 2018 with each then compared to each other (constant currency sequential net sales(g)). The company began this disclosure in 2Q17 to illustrate the effect of its transformation on its segments and continues to do so while the transformation continues.

	1Q19 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	1Q19 at 1Q18 Foreign Exchange Rates	4Q18 at 1Q18 Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$124,844	$8,788	$133,632	$152,482	$(18,850)	(12.4)%
North America	86,244	407	86,651	87,856	(1,205)	(1.4)
All Other (Asia Pacific)	12,331	943	13,274	14,215	(941)	(6.6)
Consolidated	$223,419	$10,138	$233,557	$254,553	$(20,996)	(8.2)%

	4Q18 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	4Q18 at 1Q18 Foreign Exchange Rates
Europe	$143,969	$8,513	$152,482
North America	87,506	350	87,856
All Other (Asia Pacific)	13,101	1,114	14,215
Consolidated	$244,576	$9,977	$254,553

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	March 31, 2019	December 31, 2018
Assets
Current Assets
Cash and cash equivalents	$91,926	$116,907
Trade receivables, net	117,188	119,743
Installment receivables, net	1,502	1,574
Inventories, net	130,437	128,123
Other current assets	35,560	31,063
Total Current Assets	376,613	397,410
Other Assets	21,294	6,360
Intangibles	26,407	26,506
Property and Equipment, net	45,260	45,984
Financing Lease Assets, net	27,995	28,322
Operating Lease Assets, net	23,420	—
Goodwill	384,157	381,273
Total Assets	$905,146	$885,855
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$88,149	$92,469
Accrued expenses	90,263	99,867
Current taxes payable	2,078	3,762
Current portion of financing lease obligations	2,280	2,110
Current portion of operating lease obligations	8,151	—
Total Current Liabilities	190,921	198,208
Long-Term Debt	229,356	225,733
Long-term Obligations - Financing Leases	27,629	27,802
Long-term Obligations - Operating Leases	15,516	—
Other Long-Term Obligations	91,182	74,965
Shareholders’ Equity	350,542	359,147
Total Liabilities and Shareholders’ Equity	$905,146	$885,855

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW(d)

	Three Months Ended
(In thousands)	March 31
	2019	2018
Net cash used by operating activities	$(22,588)	$(24,651)
Plus:
Sales of property and equipment	20	10
Less:
Purchases of property and equipment	(1,812)	(2,065)
Free Cash Flow(d)	$(24,380)	$(26,706)

Definitions of Non-GAAP Financial Measures
(a) As used throughout this press release, "constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this press release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three months ended March 31, 2019 and March 31, 2018, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as SG&A expense excluding the impact of foreign currency translation. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(c) As used throughout this press release, "adjusted net loss per share" ("Adjusted EPS") is a non-GAAP financial measure, which is defined as adjusted net loss(f) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss Per Share to Adjusted Net Loss per Share” table included in this press release.
(d) As used throughout this press release, "free cash flow" is a non-GAAP financial measure, which is defined as net cash used by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Used by Operating Activities to Free Cash Flow” table in this press release.
(e) As used throughout this press release, "Adjusted Earnings Before Interest Taxes Depreciation and Amortization" ("Adjusted EBITDA") is a non-GAAP financial measure, which is defined as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives and depreciation and amortization, as further adjusted to exclude charges related to restructuring activities and stock-based compensation expense. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss to Adjusted EBITDA” table included in this press release.
(f) As used throughout this press release, "adjusted net loss" is a non-GAAP financial measure, which is defined as adjusted net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss excluding the amortization of convertible debt discounts recorded in interest expense ($3.1 million and $2.8 million pre-tax for the three months ended March 31, 2019 and March 31, 2018, respectively), and net gain (loss) on convertible debt derivatives (net loss of $0.3 million for the three months ended March 31, 2019 compared to a net gain of $0.1 million for the three months ended March 31, 2018, respectively). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss per Share to Adjusted Net Loss Per Share” table included after the Condensed Consolidated Statement of Operations included in this press release.

(g) "Constant currency sequential net sales" is a non-GAAP financial measure in which a given quarter's net sales are compared to the most recent prior quarter's net sales with each quarter's net sales translated at the foreign exchange rates for the quarter ended March 31, 2018. The "Business Segment Sequential Net Sales" table accompanying this release compares net sales for the three months ended March 31, 2019 and December 31, 2018 to each other with each quarter translated at the foreign exchange rates for the three months ended March 31, 2018. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Sequential Net Sales" table included in this press release.